Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of American Integrity Insurance Group, Inc. of our report dated March 25, 2025, with respect to the consolidated financial statements of American Integrity Insurance Group, LLC. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

/s/ Forvis Mazars, LLP

Tampa, Florida

April 14, 2025